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Exhibit (l)

[LETTERHEAD OF VENABLE LLP]

March 19, 2008

Ares Capital Corporation
22nd Floor
Building East
280 Park Avenue
New York, New York 10017

        Re:  Registration Statement on Form N-2 (File No. 333-149109)

Ladies and Gentlemen:

        We have served as Maryland counsel to Ares Capital Corporation, a Maryland corporation (the "Company"), and a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"), in connection with certain matters of Maryland law arising out of (a) the distribution of rights (the "Rights") to the holders of record of the Company's common stock, $.001 par value per share (the "Common Stock"), and (b) the registration of shares of Common Stock with a maximum aggregate offering price of $350,000,000 (the "Shares") to be issued upon the exercise of the Rights, covered by the above-referenced Registration Statement on Form N-2, and all amendments thereto (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act").

        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

        1.     The Registration Statement and the form of prospectus included therein (the "Prospectus"), substantially in the form transmitted to the Commission under the 1933 Act;

        2.     The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

        3.     The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

        4.     A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

        5.     Resolutions adopted by the Board of Directors of the Company (the "Board") relating to the registration of the Rights and the Shares (the "Resolutions"), certified as of the date hereof by an officer of the Company;

        6.     The form of subscription certificate evidencing the Rights (the "Form Subscription");

        7.     A certificate executed by an officer of the Company, dated as of the date hereof; and

        8.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

        In expressing the opinion set forth below, we have assumed the following:

        1.     Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

        2.     Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

        3.     Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

        4.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

        5.     In accordance with the Resolutions, the issuance of, and certain terms of, the Rights and the Shares will be authorized and approved by the Board prior to the issuance of the Rights and the Shares (such approval referred to herein as the "Corporate Proceedings").

        6.     Upon any issuance of Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

        7.     Each Right will be exercised in accordance with its terms at the time of any exercise of such Right.

        8.     The subscription certificates to be executed in connection with the issuance of the Rights (the "Subscription Certificates") will not differ in any material respect relevant to this opinion from the Form Subscription.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

        1.     The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

        2.     Upon completion of the Corporate Proceedings, the issuance of the Rights will have been duly authorized by all necessary corporate action on the part of the Company.

        3.     Upon completion of the Corporate Proceedings, the sale and issuance of the Shares upon the exercise of the Rights will have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered by the Company against payment of the consideration set forth in the Corporate Proceedings, the Subscription Certificates and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

        The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

        This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration

Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,
/s/ Venable LLP

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  Exhibit (l)
[LETTERHEAD OF VENABLE LLP]